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EXHIBIT 99.1


LIFEPOINT                                                           NEWS RELEASE
FOR IMMEDIATE RELEASE




                          LINDA H. MASTERSON RETIRES AS
                         PRESIDENT AND CEO OF LIFEPOINT

ONTARIO, Calif., Dec. 13, 2004--Linda H. Masterson, longtime President and Chief Executive Officer of LifePoint Inc. (AMEX: LFP), has resigned from the Company, effective immediately. LifePoint `s Chairman Stan Yakatan accepted Ms. Masterson's resignation. M. Richard Wadley, a LifePoint director, has been appointed Acting President and CEO. Mr. Wadley is a proven CEO with over 30 years of successful general management and P&L experience with world-class Fortune 500 companies, as well as smaller entrepreneurial enterprises. He also has broad-based public and private company Board of Directors experience. Mr. Wadley is currently the CEO of the Bayshort Group, a management and marketing consulting group focusing on helping small- and medium-sized firms solve difficult problems and generate business growth.

Ms. Masterson has served as President of LifePoint since August 1996, and as President and CEO since May 1997. She was Chairman from June 2000 to September 2003.

"When I was appointed President of LifePoint more than eight years ago, LifePoint was a de-listed public company with no cash, no product, just one in-licensed patent, and its technology was sitting on the shelf," recalled Ms. Masterson.

"Today, LifePoint's balance sheet is strong; the Company has no debt and the Company recently completed a $4 million financing," said Ms. Masterson. "In addition, we have just received two FDA clearances for a product that is now generating sales. The fact is that LifePoint is now in the strongest position it's ever been, allowing me the opportunity to join my husband in retirement. I look forward to the future success of the LifePoint team under the excellent direction of the current Board of Directors.

"I am most proud of the fact that we have designed, developed, and are now manufacturing and marketing a very unique product--the IMPACT(R) Test System," added Ms. Masterson. "I believe that this product will be the cornerstone of a very successful company. The IMPACT Test System is the first diagnostic product which the FDA has reviewed and cleared that provides FULLY INTEGRATED sample collection and processing, as well as chemistry test analysis and results. While developing this novel product from concept, LifePoint has over 20 patents issued or pending."


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"LifePoint is indebted to Linda Masterson," said Stan Yakatan, Chairman of the
Board of LifePoint. "She has built this Company from a start-up position, engineered a successful re-start, and has positioned LifePoint for great success. While the Board has accepted her resignation, we do so recognizing Linda's many tremendous accomplishments.

"We are pleased, of course, that Linda will make herself available to us during this transition period to a new President and CEO. In the meantime," concluded Yakatan, "the Board believes that Richard Wadley is certainly a good choice to keep our momentum moving forward as we search for a new CEO."

ABOUT LIFEPOINT, INC

LifePoint, Inc., a provider of non-invasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT Test System - a rapid diagnostic testing, screening and drug monitoring device for use in the workplace, ambulances, pharmacies, law enforcement and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, has allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product simultaneously detects drugs of abuse and alcohol, and the initial three target markets - law enforcement, industrial workplace and medical emergency room - are estimated to be over $1.6 billion worldwide.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, potential need for additional financing, FDA 510(k) clearance for additional tests in medical markets, dependence on third parties for certain marketing efforts, and market acceptance. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint(R) and IMPACT(R) are trademarks of LifePoint, Inc.

Contact:
LifePoint, Inc.
Investor Relations
(909) 418-3000 x 400
e-mail: LifePoint@LFPT.com
Web site: www.LifePointInc.com


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